Issuer Free Writing Prospectus dated September 17, 2025

Filed Pursuant to Rule 433

Relating to Preliminary Prospectus dated September 16, 2025

Registration Statement No. 333-289786

Netskope, Inc.

This free writing prospectus relates to the Class A common stock of Netskope, Inc. (the “Company”) and should be read together with the preliminary prospectus dated September 16, 2025 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement (“Amendment No. 2”) on Form S-1 (File No. 333-289786) relating to the offering of such securities. Amendment No. 2 may be accessed through the following link:https://www.sec.gov/Archives/edgar/data/2063196/000119312525204285/ck0002063196-20250916.htm. This free writing prospectus supplements and updates the information contained in the Preliminary Prospectus. You should read the Preliminary Prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in the Company’s Class A common stock. Capitalized and other terms used but not defined herein have the meanings set forth in the Preliminary Prospectus.

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Netskope, Inc.

47,800,000 Shares of Class A Common Stock

Issuer:	Netskope, Inc.

Symbol:	NTSK

Size (excluding underwriters' option to purchase additional shares):	$908,200,000

Class A common stock offered:	47,800,000 (100% Primary)

Underwriters' option to purchase additional shares:	7,170,000 (100% Primary)

Price to public:	$19.00

Pricing date:	September 17, 2025

Closing date:	September 19, 2025

CUSIP No:	64119N 608

Lead book-running managers:	Morgan Stanley & Co. LLC J.P. Morgan Securities LLC

Book-running managers:	BMO Capital Markets Corp. TD Securities (USA) LLC Citizens JMP Securities, LLC Mizuho Securities USA LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC Deutsche Bank Securities Inc.

Bookrunners:	Oppenheimer & Co. Inc. BTIG, LLC KeyBanc Capital Markets Inc. Piper Sandler & Co. William Blair & Company, L.L.C. Santander US Capital Markets LLC Credit Agricole Securities (USA) Inc.

The Company has requested that the underwriters make issuer directed allocations of 2,000,000 shares of Class A common stock to entities affiliated with ICONIQ Capital Management, which is affiliated with one of our directors, and 4,756,100 shares of Class A common stock to entities affiliated with Sequoia Capital Global Equities pursuant to its allocation right. After giving effect to the offering, ICONIQ Capital Management will beneficially own 66,267,513 shares of our common stock and have 19.1% of the voting power of the outstanding shares of common stock assuming no exercise of the underwriters’ option to purchase additional shares.

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The Company has filed registration statements (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the initial public offering of its Class A common stock to which this communication relates, which became effective on September 17, 2025. Before you invest, you should read the Preliminary Prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the Company’s initial public offering of its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from: the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email at prospectus@morganstanley.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com.

This communication shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or other jurisdiction.